EXHIBIT 10.42
The Dresser-Rand Company Non-Qualified Retirement Plan
The Dresser-Rand Company
Non-Qualified Retirement Plan
Established January 1, 2007
Restated Effective January 1, 2009

The Dresser-Rand Company Non-Qualified Retirement Plan
TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I: DEFINITIONS		2

1.1	Account	2
1.2	Associated Company	2
1.3	Beneficiary	2
1.4	Board	2
1.5	Bonus	2
1.6	Change in Control	2
1.7	Class Year Account	3
1.8	Code	3
1.9	Code Section 409A	4
1.10	Company	4
1.11	Company Match Contribution	4
1.12	Deferral Election	4
1.13	Deferral Period	4
1.14	Distribution Election	4
1.15	Eligible Employee	4
1.16	Employee Benefits Committee	5
1.17	Employee	5
1.18	Enrollment Period	5
1.19	ERISA	5
1.20	Participant	5
1.21	Performance-Based Bonus	7
1.22	Plan	7
1.23	Plan Year	7
1.24	Salary	7
1.25	Separation from Service	7
1.26	Short-Term Distribution Option	8
1.27	Spouse	8
1.28	Termination Distribution Option	8
1.29	Trust	8
1.30	Unforeseeable Emergency	8
1.31	Valuation Date	9
1.32	Transfer Contributions	9

ARTICLE II: ELIGIBILITY AND PARTICIPATION		10

2.1	Participation	10
2.2	Termination of Participation	10
2.3	Inactive Participation	10
2.4	Enrollment Period	10

ARTICLE III: PARTICIPANT DEFERRALS AND COMPANY CONTRIBUTIONS		12

3.1	Participant Salary and/or Bonus Deferrals	12

i

The Dresser-Rand Company Non-Qualified Retirement Plan

3.2	Company Match Contribution	12

ARTICLE IV: ACCOUNTS		14

4.1	Establishment of Accounts	14
4.2	Earnings Credited to Accounts	14

ARTICLE V: ELECTION, TIMING AND FORM OF DISTRIBUTIONS		15

5.1	Participant's Distribution Election of Timing and Form of Payment	15
5.2	Class Year Accounts Subject to Short-Term Distribution Options	17
5.3	Accounts Subject to the Termination Distribution Option	17
5.4	Hardship Distributions	17
5.5	Restrictions on Specified Employees	18

ARTICLE VI: VESTING		19

6.1	Vesting	19
6.2	Service	19

ARTICLE VII: DEATH BENEFITS		20

7.1	Beneficiary Designation	20
7.2	Death of Participant	20

ARTICLE VIII: ADMINISTRATIVE POWERS AND DUTIES		21

8.1	Plan Administration	21
8.2	Delegation of Authority	21
8.3	Expenses	21
8.4	Indemnity of Employee Benefits Committee	21
8.5	Claims and Appeals Procedures	22
8.6	Exhaustion of Administrative Remedies	23

ARTICLE IX: AMENDMENT AND TERMINATION		24

9.1	Amending the Plan	24
9.2	Plan Termination	24

ARTICLE X: MISCELLANEOUS		25

10.1	Severability	25
10.2	Unsecured Interest	25
10.3	Payments to the Account Trust	25
10.4	Not an Employment Agreement	25
10.5	No Assignment or Anticipation of Benefits	26
10.6	Taxes	26
10.7	State Law	26
10.8	Legal Actions	27
10.9	Facility of Payment	27
10.10	Unclaimed Benefits	27
10.11	Appendices	27
10.12	Entire Agreement	27
ii

The Dresser-Rand Company Non-Qualified Retirement Plan
INTRODUCTION
The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Dresser-Rand Company and its affiliates, if any, that sponsor this Plan.
Effective January 1, 2007, the Dresser-Rand Company Non-Qualified Retirement Plan, (the “Plan”), set forth in the following pages, is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under Code Section 409A. Any terms of this Plan that conflict with such future guidance shall be null and void as of the effective date of the Plan. The Plan is restated effective January 1, 2009 to fully comply with Section 409A of the Code, final regulations issued under Section 409A of the Code and any other requirements applicable to the Plan.
The Company desires to adopt this restated Plan in order to: (1) set forth the terms and conditions upon which the Company shall pay such deferred compensation to the Participants or their designated beneficiaries; (2) reflect the transfer of liabilities from the ERISA Excess Benefit Plan for Dresser-Rand Company and the ERISA Compensation Limit Plan for Dresser-Rand Company; and (3) bring the benefits described in (2) into compliance with Section 409A of the Code.
The Company intends this Plan to be considered an unfunded arrangement, maintained primarily to provide retirement income for such Participants, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article I:Definitions
1.1	Account
“Account” means the total bookkeeping entry established under the Plan to track the amount of benefits to which the Participant is entitled. A Participant’s Account shall consist of the following sub-accounts. Each sub-account shall be maintained on a year-by-year basis, such that each Class Year of each sub-account may be separately determined. Sub-accounts established are:
(a)	Salary Deferrals

(b)	Bonus Deferrals

(c)	Company Match Contributions

(d)	Transfer Contributions
Each sub-account reflects the value of the principal contributions credited to such Participant in accordance with the provisions of the Plan, and the investment experience, expenses, distributions and withdrawals attributable to such amounts. Each Participant’s Account shall be maintained by the Company as long as any balance credited to such Account remains.
1.2	Associated Company
Associated Company means any entity which when aggregated with the Company pursuant to Code Section 414(b) or (c) would be considered a single employer.
1.3	Beneficiary
“Beneficiary” means the person(s) designated to receive benefits in the event of a Participant’s death pursuant to Section 7.2.
1.4	Board
“Board” means the Board of Directors of the Dresser-Rand Company.
1.5	Bonus
“Bonus” means a Performance-Based Bonus which is earned by an Eligible Employee under any of the annual incentive or bonus plans of the Company that the Employee Benefits Committee determines to be an eligible bonus program for purposes of this Plan.
1.6	Change in Control
“Change in Control” means the first to occur of any of the following events:

The Dresser-Rand Company Non-Qualified Retirement Plan
(a)	during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(b)	the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or an Associated Company, or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Associated Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(c)	the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; and

(d)	the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Associated Companies.
A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
1.7	Class Year Account
“Class Year Account” means the sub-account of a Participant’s Account that reflects the amount of Salary or Bonus deferred by the Participant for a particular Plan Year (and investment earnings and losses thereon). For a given Plan Year, a Participant who elects to defer both Salary and Bonus for a Plan Year shall therefore have two Class Year Accounts for that Plan Year because the Plan allows a Participant to elect different Deferral Periods and different forms of payment for each respective deferral of each Plan Year’s Salary or Bonus.
1.8	Code
“Code” means the Internal Revenue Code of 1986, as amended.

The Dresser-Rand Company Non-Qualified Retirement Plan
1.9	Code Section 409A
“Code Section 409A” means the provisions of section 409A of the Code, as interpreted by any and all proposed or final regulations or other published guidance of the Department of the Treasury or Internal Revenue Service.
1.10	Company
“Company” means the Dresser-Rand Company; provided, however, that for the purpose of construing Articles I through VII of the Plan, “Company” shall include Dresser-Rand Group, Inc. solely with respect to the Employee or Employees of Dresser-Rand Group, Inc.
1.11	Company Match Contribution
“Company Match Contribution” means the amount credited to a Participant’s Account by the Company for a Plan Year on a dollar-for-dollar matching basis, based on the aggregate amount of Salary and Bonus deferred by the Participant during the Plan Year, subject to limitations set forth in Section 3.2.
1.12	Deferral Election
“Deferral Election” means an agreement between a Participant and the Company whereby the Participant elects to reduce the Salary, that will become payable in the following calendar year and/or the Bonus that is earned in the current year and will be paid in the following calendar year. The form and content of the Deferral Election shall be prescribed by the Employee Benefits Committee, and shall allow for the Participant to specify a percentage of Salary and/or Bonus to be deferred.
1.13	Deferral Period
The “Deferral Period” for a Class Year Account for which a Participant elects a Short-Term Distribution Option means the duration of the deferral of the Salary or Bonus amount, measured in whole Plan Years. Under the Short-Term Distribution Option, a Participant may elect to receive the principal, plus applicable investment gains/losses, the amount of the deferred Salary or Bonus for a Plan Year in a single lump sum in January of a year specified by the Participant. The amount subject to the Short-Term Distribution must have been in the Participant’s account for a minimum of two complete calendar years prior to the January date of issuance of Short-Term Distribution. The Participant’s Deferral Election is irrevocable for the Deferral Period, unless another event that triggers a distribution occurs first, such as Separation from Service or death.
1.14	Distribution Election
“Distribution Election” shall refer to the Short-Term Distribution Option and/or the Termination Distribution Options described in Section V.
1.15	Eligible Employee

The Dresser-Rand Company Non-Qualified Retirement Plan
“Eligible Employee” means a person actively employed who meets the definition of Employee and is classified by the Company in pay-grades 32 or higher.
1.16	Employee Benefits Committee
“Employee Benefits Committee” means the committee appointed by the Board to administer this Plan which shall consist of at least three persons. Each member of the Employee Benefits Committee shall serve until he or she resigns or is removed by the Board. A member may be removed by the Board at any time for any reason. For purposes of this document, the Employee Benefits Committee is also referred to as the “Plan Administrator”.
1.17	Employee
“Employee” means any person who is employed by the Company.
The term “Employee” specifically excludes any individual classified by the Company as an independent contractor, leased employee (within the meaning of Section 414(n) of the Code), any individual who performs services for the employer whose remuneration for services not initially reported by the employer on IRS Form W-2 and any temporary individual whose services are contracted from or through an entity which is not an affiliated, regardless of any later classification or reclassification of any such individual as a common-law employee of the Employer. The term “Employee” also specifically excludes any nonresident alien without earned income from sources within the United States.
1.18	Enrollment Period
“Enrollment Period” means an annual election period that is established by the Employee Benefits Committee to enable each Participant to make an annual set of Deferral Elections pursuant to Section 1.12 and 2.4. The deadline for an Enrollment Period, which is the date as of which a Deferral Election shall become irrevocable, shall be as stated in Section 2.4(c).
1.19	ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.20	Participant
(a)	Subject to paragraph (b), a “Participant” means an individual: (1) who is an Eligible Employee and who has elected, under the Plan, to defer payment of all or allowable portions of his or her Bonus or Salary or (2) who has a Transfer Contribution to his credit.

(b)	An individual who becomes a Participant solely as a result of having a Transfer Contribution to his credit shall not be eligible to make a Deferral Election or receive an allocation of Company Match Contribution under Article III until and

The Dresser-Rand Company Non-Qualified Retirement Plan
unless such individual becomes an Eligible Employee.

The Dresser-Rand Company Non-Qualified Retirement Plan
1.21	Performance-Based Bonus
“Performance-Based Bonus” means a Bonus that conforms to the definition of “performance-based compensation” under Code Section 409A. As applied to any Bonus paid or payable on or after January 1, 2007, the Employee Benefits Committee is authorized to determine whether the Bonus is a Performance-Based Bonus, meaning a Bonus:
(a)	which provides compensation based on the achievement of individual and/or organizational performance goals, measured (objectively and/or subjectively) over a period of at least 12 months;

(b)	is subject to performance criteria established in writing not later than the 90th day of such performance period;

(c)	for which there is no substantial certainty of payment, and the amount of the Bonus is not ascertainable, at the time a Participant’s Deferral Election is to be made for such Bonus; and

(d)	which, in all other respects, complies with the definition of “performance-based compensation” under Code Section 409A.
1.22	Plan
“Plan” means the Dresser-Rand Company Non-Qualified Retirement Plan, as amended from time to time.
1.23	Plan Year
“Plan Year” means a calendar year.
1.24	Salary
“Salary” means the annual base compensation, including base salary, sales commissions and other compensation for time worked or approved time off, paid by the Company to an employee before payroll deductions and before any deferrals pursuant to Section 3.1 of the Plan. Salary shall furthermore include pay for vacation, holidays, jury duty, bereavement, back or retroactive pay, and overtime paid in accordance with a bona fide Dresser-Rand policy. Salary shall exclude bonuses, proceeds, earnings or value from any program involving stock, reimbursements of expenses, separation pay, fringe benefits, and other remuneration which is not specifically related to time worked or approved time off.
1.25	Separation from Service
“Separation from Service” shall mean the Participant’s complete and total retirement or termination of service or termination of employment with the Company. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide

The Dresser-Rand Company Non-Qualified Retirement Plan
leave of absence if the period of such leave does not exceed six months or, in excess of six months if the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall be deemed to have a Separation from Service on the first date immediately following such six-month period. The Participant shall not be treated as having a Separation from Service if the Participant provides more than insignificant services for the Company following the Participant’s actual or purported termination of or employment with the Company. Services shall be treated as being insignificant if such services are performed at an annual rate that is less than 20% of the services rendered by the Participant for the Company, on average, during the immediately preceding three full calendar years of service or employment (or if employed less than three years, such shorter period of employment). Services shall be treated as not being insignificant if such services are performed at an annual rate that is equal to or greater than 50% of the services rendered by the Participant for the Company, on average, during the immediately preceding three full calendar years of service or employment (or if employed less than three years, such shorter period of employment).
The provision of this Section 1.25 shall be applied consistent with the guidance issued under Code Section 409A(a)(2)(A)(i) and Treasury Regulations 1.409A-1(h).
1.26	Short-Term Distribution Option
“Short-Term Distribution Option” shall pertain to a distribution of the Participant’s Salary and/or Bonus, to include the principal amount adjusted for the investment earnings and less losses, of a Class Year Account in a single lump sum in January of the calendar year specified by the Participant as further described in Section 5.1(b)(i).
1.27	Spouse
“Spouse” means the individual to whom the Participant is legally married under State law at the time of the Participant’s death.
1.28	Termination Distribution Option
“Termination Distribution Option” shall mean a Distribution Election pertaining to the timing and form of distribution of a Participant’s Account that applies in the event that a distribution is triggered by the Participant’s Separation of Service, as further described in Section 5.l(b)(ii).
1.29	Trust
“Trust” means the Dresser-Rand Company Non-Qualified Retirement Plan Trust, a rabbi trust described in Code Section 671, established December 2006.
1.30	Unforeseeable Emergency
The term “Unforeseeable Emergency”, shall be interpreted consistently with guidance issued pursuant to Code Section 409A, and shall generally mean a Participant’s severe

The Dresser-Rand Company Non-Qualified Retirement Plan
financial hardship resulting from either:
(a)	an illness or accident of the Participant or his or her Spouse, beneficiary or “dependent”, as defined in Code Section 152(a), and the related extraordinary and unforeseeable medical expenses, including non-refundable deductibles and the cost of prescription drugs;

(b)	loss of a Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance);

(c)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, such as the imminent foreclosure of or eviction from the Participant’s primary residence, or extraordinary funeral expenses of a Spouse, beneficiary or dependent (as defined above).
Generally, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether an event constitutes an Unforeseeable Emergency shall be determined by the Employee Benefits Committee based on the relevant facts and circumstances of each case.
1.31	Valuation Date
“Valuation Date” means each business day on which investment markets and the Plan’s third-party recordkeeper are open.
1.32	Transfer Contributions
“Transfer Contributions” means, with respect to a Participant, amounts transferred from the ERISA Excess Benefit Plan for Dresser-Rand and/or the ERISA Compensation Limit Plan for Dresser-Rand Company as of November 12, 2008, the transfer date. Notwithstanding anything contained herein to the contrary, in no event shall Transfer Contributions and earnings be subject to: (a) the enrollment and election provisions of Section 2.4, (b) the Short Term Deferral Option of Section 5.1; or (c) the hardship distribution provisions of Section 5.4.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article II:Eligibility and Participation
2.1	Participation
(a)	Once an Employee is determined to be an Eligible Employee during the Enrollment Period (Section 2.4), he or she shall be eligible to make a Deferral Election during the applicable Enrollment Period following the eligibility effective date designated by the Board. Such an Eligible Employee shall become a Participant on the January 1 immediately following his or her timely delivery of a Deferral Election in which he or she elects to defer an amount of Salary and/or Bonus.

(b)	If an Employee’s status/position changes such that he/she is no longer an Eligible Employee, under the criteria set forth in Section 1.15, such Employee shall continue to be a Participant for the remainder of the calendar year. However, at the end of this calendar year, the Employee shall cease to be an active Participant and the provisions of Section 2.3 below shall apply.

(c)	A Participant shall be entitled to participate under the terms of the Plan only so long as the Board shall allow.
2.2	Termination of Participation
A Participant’s participation in the Plan will terminate when the balance in the Participant’s Account under this Plan has been paid in full.
2.3	Inactive Participation
A Participant shall cease to be an active Participant upon (a) written notification by the Employee Benefits Committee, (b) on December 31 of the calendar year in which the Participant no longer meets the requirements of an Eligible Employee, or (c) if the Participant is transferred or reassigned to an Associated Company that is not a participating Company in the Plan. In any such case, the Participant shall be considered an inactive Participant.
An inactive Participant shall continue participation with respect to amounts credited to his or her Account, but the Participant shall cease to be eligible to make any further Deferral Elections under the Plan. If the Participant is transferred or reassigned to an Associated Company that is not a participating Company in the Plan, any Deferral Elections will continue through the end of the calendar year in which such transfer or reassignment occurs. The Account of an inactive Participant shall continue to be adjusted for investment earnings, and distributions shall be administered in accordance with the Participant’s most recent Distribution Election.
2.4	Enrollment Period
(a)	Administration of Enrollment Period

The Dresser-Rand Company Non-Qualified Retirement Plan
At least once per Plan Year, the Employee Benefits Committee shall administer an Enrollment Period during which each Eligible Employee shall be offered the opportunity to complete and deliver a Deferral Election for Salary and/or any Bonus earned in the following Plan Year. A Deferral Election shall be presented in a form and manner, and delivered not later than the applicable deadline as established by the Employee Benefits Committee, subject to paragraph (c).
(b)	Enrollment for a Newly Eligible Employee
The earliest date an individual who becomes an Eligible Employee during the Plan Year shall be eligible to enroll will be: (i) to defer Salary, the January 1 of the following Plan Year, and (ii) to defer Bonus, six full months prior to the last day of the fiscal year during which performance is measured for the Bonus. If the Eligible Employee fails to enroll during the earliest possible annual Enrollment Period, such Eligible Employee shall be eligible to make a Deferral Election at the next annual Election Period.
If an Employee becomes an Eligible Employee during the Enrollment Period, and the Plan Administrator is not notified in a timely manner such that allows for the newly Eligible Employee to be notified and to complete the Deferral Election process, such Eligible Employee shall be eligible to make a Deferral Election at the next annual Election Period so long as they remain otherwise eligible to participate.
(c)	Deadline for Deferral Election Form
For annual Enrollment Periods, subject to any decision by the Employee Benefits Committee to the contrary, the deadline for Participants to irrevocably deliver Deferral Elections shall not be later than:
(i)	To Defer Salary: A specified date during the December immediately prior to the calendar year in which the Salary is earned; and

(ii)	To Defer a Bonus: Six full months prior to the last day of the fiscal year during which performance is measured for the Bonus.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article III:Participant Deferrals and Company Contributions
3.1	Participant Salary and/or Bonus Deferrals

Each Eligible Employee shall be eligible to make an annual Deferral Election, with regard to the Salary and/or Bonus that will be earned in the following Plan Year, during an Enrollment Period as described in Section 2.4, and in accordance with the following terms:
(a)	Bonus Deferrals

An Eligible Employee may elect, under the terms and conditions of the Plan, to defer up to 80% of his or her Bonus. As soon as practicable on or after the date a Bonus is awarded, for each Eligible Employee whose Deferral Election provides for deferral of a Bonus amount, the applicable dollar amount that the Participant elected to defer shall be credited to his or her Class Year Account and designated with the timing and form of Distribution Election elected by the Eligible Employee.

(b)	Salary Deferrals

An Eligible Employee may elect, under the terms and conditions of the Plan, to defer up to 80% his or her Salary per pay period. Such Salary Deferrals shall be credited to his or her Class Year Account and earmarked with the timing and form of Distribution Election elected by the Eligible Employee.
The Eligible Employee’s Deferral Election shall become irrevocable on the last day of the Enrollment Period.

3.2	Company Match Contribution

The dollar-for-dollar Company Match Contribution, as described in Section 1.11, for a Plan Year shall not exceed the dollar amount, as follows:

Tier 1 —	For Participants in Pay Grades 35 and higher, 100% of the first 10% of Salary Deferral and Bonus Deferral, up to a maximum Company Match Contribution of $150,000 during the Plan Year

Tier 2 —	For Participants in Pay Grades 32 through 34, the Company Matching Contribution shall equal 100% of first 5% of Salary Deferral and Bonus Deferral, up to a maximum Company Match Contribution of $15,000 during the Plan Year.
For purposes of this definition, if the Participant’s status changes such that he or she:
(a)	Was receiving the Tier I Company Match Contribution and becomes Eligible for the Tier 2 Company Match Contribution during the same Plan Year, the Participant will begin receiving the Tier 2 Company Match Contribution as of the effective date of the pay grade change, for the remainder of the same Plan Year,

The Dresser-Rand Company Non-Qualified Retirement Plan
(b)	Was receiving the Tier 2 Company Match Contribution and becomes Eligible for the Tier 1 Company Match Contribution during the same Plan Year, the Participant will begin receiving the Tier 1 Company Match Contribution as of the effective date of the pay grade change, for the remainder of the same Plan Year,

(c)	Is no longer an Eligible Employee, the Participant’s Salary and Bonus deferrals and associated Company Matching Contributions will continue, subject to the Tier 2 limit as of the effective date he/she became an Ineligible Employee, for the remainder of the same Plan Year.
The Company Match Contribution and applicable investment gains and losses are not subject to the Short-Term Distribution Option.

Effective for Company Match Contributions that relate to 2009 and later Plan Years, a Participant shall be not eligible for an allocation of match attributable to a Participant’s Bonus Deferral, unless he is employed on the December 31 of the calendar year to which the Bonus relates, or he has died or become disabled.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article IV: Accounts
4.1	Establishment of Accounts

The Employee Benefits Committee (or the designated third-party record keeper, if any) shall establish on the Company’s books and records an Account for each Participant and such sub-accounts as are described in this Plan and applicable to the Participant. For purposes of this Article IV, a Participant’s Account is a bookkeeping entry only and does not entitle the Participant to any ownership interest in any actual assets.

4.2	Earnings Credited to Accounts

Until a Participant’s Account has been fully distributed, the balance of such Account shall be credited as of each Valuation Date with the investment earnings, losses and/or income attributable to the investment fund or funds chosen by the Participant. The Employee Benefits Committee shall have full and complete discretion to determine the investment funds offered under the Plan.
The Employee Benefits Committee shall have the authority to establish any and all rules pertaining to the frequency of permissible changes in investment directions, the manner and timing for a Participant to deliver directions for the investment of future allocations to his or her Account, and procedures for the reinvestment of existing account balances.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article V: Election, Timing and Form of Distributions
5.1	Participant’s Distribution Election of Timing and Form of Payment
(a)	Election of Distribution
(i)	A Participant’s Distribution Election shall include electing whether a deferral of Salary and/or Bonus shall be subject to the Short-Term Distribution Option or the Termination Distribution Option. The Participant may choose separate Short-Term Distribution Options for Salary and Bonus.

The Termination Distribution Option shall automatically apply to a Participant’s vested portion of the Company Matching Contributions Account, and all applicable investment earnings thereon.

(ii)	In lieu of an election submitted by the Participant, the default Termination Distribution Election will be in the form of a single lump sum.

(iii)	The Distribution Elections described in this Article V must be completed by, and shall be irrevocable on, the deadline date for making the Deferral Election under Section 2.4(c).

(iv)	(A) Notwithstanding subparagraphs (i) and (iii) of this Section 5.1(a), the provisions of this subparagraph (iv) shall apply to the time and manner of distribution of a Participant’s Transfer Contributions and earnings.
(B) Subject to subsection (D), with respect to a Participant who is an Eligible Employee as of November 12, 2008 and who has one or more Transfer Contributions to his credit, the time and manner of distribution of the Transfer Contributions and earnings shall be governed by the Distribution Election that the Participant previously made with respect to the remainder of the Participant’s Account under the Termination Distribution Option. In the absence of such an election, the default provisions of subparagraph (ii) shall apply.
(C) Subject to subsection (D), a Participant who is not an Eligible Employee as of November 12, 2008 but who has one or more Transfer Contributions to his credit may make a Distribution Election with respect to his Termination Distribution Option on or before December 31, 2008. Any such election shall be irrevocable. If a Participant fails to make an election, the default provisions of subparagraph (ii) shall apply.
(D) A Participant who was receiving installment payments from the ERISA Excess Benefit Plan for Dresser-Rand and the ERISA Compensation Limit Plan for Dresser-Rand Company when such balances transferred to the Plan shall continue to receive his Transfer Contributions in the form of installment payments until the Transfer Account is fully distributed.

The Dresser-Rand Company Non-Qualified Retirement Plan
(b)	Timing of Distributions
(i)	Short-Term Distribution Option

If the Participant elects the Short-Term Distribution Option, which shall apply to the principal amount of Salary or Bonus deferred, and any applicable investment earnings, he or she is to specify the year in which the Short Term Distribution is to be paid.

The earliest Short-Term Distribution Option payment date of a Class Year Account shall be in January following a period of two calendar years post the Participant’s Deferral Period.

However, if the Participant’s Separation from Service or death precedes a scheduled Short-Term Distribution payment date, all pending Short-Term Distributions are voided and the Termination Distribution Option or Survivor distribution option shall be administered.

(ii)	Termination Distribution Option

If the Participant elects the Termination Distribution Option for his or her deferred Salary or deferred Bonus, the triggering event for the distribution of the Class Year Account shall be the Participant’s Separation from Service. In no event shall such distribution be made or commence later than the end of the calendar year containing the date of such Separation from Service or the 15th day of the third month following such date, if later. In the event a Participant incurs a Separation from Service as a result of a Change in Control, the latest date on which payment can be made shall be determined without regard to the date on which the Company incurs a Change in Control.
(c)	Form of Distribution
(i)	Short-Term Distribution Option

The form of payment for a distribution of deferred Salary or Bonus, to the extent that a Participant has elected the Short Term Distribution Option for a Class Year Account, shall be a single lump sum payment at the time elected by the Participant (as stated in subsection (b)(i) above.

(ii)	Termination Distribution Option

As applied to all of a Participant’s Account balances that are subject to the Termination Distribution Option (or which become subject to that option at the time of the Participant’s Separation from Service), a Participant shall make an initial Deferral Election among the following optional forms of payment. Once elected, the form of payment for the Termination Distribution Option may not be changed by the Participant. The optional forms of payment are:
(A)	a single lump-sum payment;

(B)	a single lump-sum payment in January following the Participant’s

The Dresser-Rand Company Non-Qualified Retirement Plan
Separation from Service; or
(C)	an annual declining balance installment over a period of 5 years. Each installment payment will be issued in January of each year. The amount of the annual installment shall be calculated using a declining balance formula whereby the first payment will be 1/5 of the account, the second payment will be 1/4 of the remaining Account, and so on until the account is depleted. Payment of installments shall not be interrupted or suspended in the event a Participant becomes rehired by the Company.
5.2	Class Year Accounts Subject to Short-Term Distribution Options
(a)	Payment Triggered by Short-Term Distribution Election

In the case of a Class Year Account for which a Participant has elected a Short-Term Distribution Option, the principal amount of deferred Salary or Bonus, plus applicable earnings credited to that Class Year Account, shall be distributed in one lump-sum payment in January of the calendar year, in accordance with the Participant’s applicable Distribution Election. Payment shall be made no later than the end of the calendar year containing the specified date.

(b)	Exception

Notwithstanding subsection (a), all of the Participant’s future elected Short-Term Distribution Options shall cease to apply in the event of the Participant’s Separation from Service, in which case, the Participant’s election under the Termination Distribution Option shall apply.
5.3	Accounts Subject to the Termination Distribution Option
(a)	Payment Triggered by Separation from Service

In the event of a Participant’s Separation from Service, the Separation from Service shall be a triggering event for the distribution of a Participant’s vested Account, including: (i) the principal and earnings of any and all Class Year Accounts (regardless of any Short-Term Distribution Option elected by the Participant), (ii) the Participant’s Company Match Contribution Account and (iii) the Participant’s Transfer Account.

(b)	Form of Payment

A distribution triggered by a Participant’s Separation from Service shall be paid in the form elected by the Participant for his or her Termination Distribution Option.
5.4	Hardship Distributions
(a)	In the event of a Participant’s Unforeseeable Emergency, a Participant may request, and the Employee Benefits Committee may approve, a withdrawal from

The Dresser-Rand Company Non-Qualified Retirement Plan
the balance of the Participant’s Account (excluding Transfer Contributions and earnings). In such a case, the burden of proof shall be on the Participant to produce information sufficient to demonstrate to the Employee Benefits Committee the existence of the Unforeseeable Emergency, the inadequacy or lack of availability of other resources, and the amount required to satisfy the need. Distributions attributable to an Unforeseeable Emergency shall be limited to the amount that the Employee Benefits Committee determines to be reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an Unforeseeable Emergency may not be made to the extent that the emergency is or may be relieved through reimbursement from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

(b)	Suspension of Deferrals following Hardship Distribution

In the event that a Participant receives a hardship withdrawal pursuant to subsection (a) or (b) above, or from the Retirement Savings Plan, any Deferral Election under this Plan shall be suspended for the remainder of the Plan Year.
5.5	Restrictions on Specified Employees

Notwithstanding any other provision of this Plan to the contrary and except as otherwise permitted under Code Section 409A, in the case of a Participant who is a “specified employee” as such term is defined under Code Section 409A(a)(2)(B)(i), no distribution shall be made to such Participant upon such Participant’s Separation from Service until the date that is six months after such Participant’s Separation from Service. A “specified employee” is a Participant who is a key employee as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of the Company while the Company is a corporation, any stock of which is publicly traded on an established securities market. A Participant is a “specified employee” for the 12-month period beginning April 1 if such Participant meets the requirement for a key employee for the calendar year immediately preceding the April 1 date. Any payments delayed under this Section 5.5 will be credited with applicable investment gains/losses in the Participant’s Account.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article VI: Vesting
6.1	Vesting
(a)	The portion of the Participant’s Account comprised of the Salary Deferrals, Bonus Deferrals and Transfer Contributions shall be fully vested.

(b)	Participant’s interest in the Company Match Contributions Account shall become fully vested and non-forfeitable upon the earliest of:
(1)	completion of 36 Months of Service as determined under Section 6.2; or

(2)	attainment of age 65 while in the employ of the Company; or

(3)	death while in the employ of the Company; or

(4)	a Change in Control while in the employ of the Company.
Upon vesting due to a Change in Control any and all subsequent deferrals and contributions to such Account shall also be immediately 100% vested.
(c)	If a Participant incurs a termination of employment before one of the events described in paragraph (b), the Participant’s Company Match Contributions Account shall be forfeited.
6.2	Service

A Participant will be credited with a Month of Service for each full calendar month the Participant is an Employee with the Company or an Associated Company.

The following is included in determining a Month of Service:
(i)	If a Participant was employed by the Company on September 5, 2005 and was employed by Tuthill Corporation on September 4, 2005, then the service with Tuthill Corporation will be included in computing a Month of Service.
(ii)	If a Participant was employed by the Company on August 29, 2008 and was employed by Arrow Industries on August 28, 2008, then the service with Arrow Industries will be included in computing a Month of Service.
(a)	Breaks–In–Service

Period of services when a person was not employed by the Company or an Associated Company will be excluded from determining the Months of Service for Vesting. Service with the Company or an Associated Company that precedes a break-in-service equal to 60 or more months will not be included for Vesting determination, unless the person had a minimum of 120 Months of Service prior to the break.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article VII: Death Benefits
7.1	Beneficiary Designation

Each Participant shall name one or more persons as the Beneficiary who will receive any payment under Section 5.1(c)(ii). A Beneficiary designation is effective only if made in writing on a form provided by the Employee Benefits Committee and filed with the Employee Benefits Committee. A Participant may change a Beneficiary designation by filing another form in accordance with this Section.

If the Participant fails to designate a Beneficiary or no designated Beneficiary is living when any payment under Section 5. l(c)(ii) is to be made, then:
(a)	the surviving Spouse of the Participant shall be the Beneficiary; or

(b)	if the Participant’s Spouse is not living, then the surviving children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis.

(c)	if there are no children, then the estate of the Participant will be deemed the Beneficiary.
7.2	Death of Participant

On the death of a Participant, the entire balance of such Participant’s Account shall be distributed to the Participant’s Beneficiary(ies) in a lump sum (or divided equally in the case of multiple Beneficiaries) as soon as administratively practicable following the Participant’s death, but in no event later than the end of the calendar year containing the date of death or the 15th day of the third month following the date of death, if later. The restrictions in Section 5.5 will not apply in the event of a Participant’s death.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article VIII: Administrative Powers and Duties
8.1	Plan Administration

The administration of the Plan shall be vested in the Employee Benefits Committee.

The Employee Benefits Committee shall, subject to express provisions of the Plan, have power to construe the Plan, prescribe rules and regulations relating to the Plan, and make all determinations necessary or advisable for the administration of the Plan. All resolutions or other actions or decisions of the Employee Benefits Committee shall be by vote of a majority of the Employee Benefits Committee members. No member of the Employee Benefits Committee shall have the right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which an Employee Benefits Committee member is so disqualified to act, and the remaining members cannot agree, the Board shall decide the matter in which he or she is disqualified.

The Company may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed expedient to carry it into effect within legal confines.

8.2	Delegation of Authority

The administrative duties and responsibilities set forth in Section 8.1 may be delegated by the Employee Benefits Committee in whatever manner and extent it chooses to such person or persons as it selects. Employee Benefits Committee will notify the Company and the Trustee of the authority conferred upon such person or persons.

The Employee Benefits Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.3	Expenses

All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

8.4	Indemnity of Employee Benefits Committee

The Company indemnifies and holds harmless the members of the Employee Benefits Committee, and each of the members individually, from and against any and all loss resulting from liability to which the Employee Benefits Committee, or the members of the Employee Benefits Committee, may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Trust, Plan or both, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

The Dresser-Rand Company Non-Qualified Retirement Plan
8.5	Claims and Appeals Procedures
(a)	The claims and appeals procedures under the Plan shall be administered in accordance with written guidelines which may be revised in the discretion of the Employee Benefits Committee from time to time; provided, however, that any such guidelines shall be substantially in accordance with the claims and appeals procedures described herein (as this Plan may be amended from time to time). A “claim” (as that term is used in this Section) occurs when a Participant or Beneficiary either (i) makes an application for a benefit under the Plan, or (ii) disputes a determination by the Employee Benefits Committee (or a person authorized by the Employee Benefits Committee) of the amount of any benefit or the resolution of any matter affecting a benefit under the Plan. A claim or appeal may be filed by an authorized representative of the Participant or Beneficiary who is the claimant.

(b)	Notwithstanding any other provision of the Plan, a Participant or Beneficiary shall not have a right to submit a dispute with respect to a benefit under this Plan more than 3 years after the date the individual has knowledge of all material facts that are the subject of the dispute.

(c)	Claims for benefits under the Plan shall be filed with the corporate benefits office on forms provided for that purpose. Each claim will be decided by one or more persons who are authorized by the Employee Benefits Committee and are referred to in this Section as the “Claims Administrator”. The Claims Administrator will give the claimant written notice of the disposition of a claim within 90 days after the claim has been filed, unless special circumstances require an extension of time for processing, in which case such notice of disposition shall be given within 180 days after the application has been filed. If notice of disposition is not given, the claim is deemed to be denied.

(d)	If a claim is denied in whole or in part, the Claims Administrator shall give the claimant a written explanation stating the reasons for the denial, citing pertinent provisions of the Plan, the manner in which the claim denial can be appealed to the Employee Benefits Committee and, in the event of an appeal, the further information which the claimant may submit or request in connection with the appeal and the claimant’s eventual rights to pursue other remedies under ERISA.

(e)	A claimant wishing a review of a denied claim may submit an appeal in writing in a manner acceptable to the Employee Benefits Committee. The deadline for submitting any such appeal shall be 60 days after receipt of the written notification of the denial of the claim, as described above. Within 60 days following the receipt of the notice of appeal, the Employee Benefits Committee will give the claimant either (i) a written notice of the decision of the reviewer, or (ii) if special circumstances require an extension of time for review, a notice of a 60 day extension of the review period. In the latter case, the notice of the decision of the reviewer shall be delivered to the claimant by the Employee Benefits Committee within 120 days after the application has been filed. Members of the

The Dresser-Rand Company Non-Qualified Retirement Plan
Employee Benefits Committee who vote on the decision on appeal shall not include any person who decided the initial claim, but a person who decided the initial claim may participate in the discussion of the appeal with the voting members of the Employee Benefits Committee.

(f)	The Plan hereby delegates full and complete discretion to the Claims Administrator and the Employee Benefits Committee:
(i)	to make findings of fact pertaining to a claim or appeal;

(ii)	to interpret the Plan as applied to the facts; and

(iii)	to decide all aspects of the claim or appeal.
The decision by the Employee Benefits Committee shall be the final and conclusive administrative review proceeding under the Plan.
8.6	Exhaustion of Administrative Remedies

If claimants continue to dispute the benefit denial, then claimants may assert a legal or equitable action for benefits, subject to the terms of this section. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has:
(a)	submitted a written application for benefits;

(b)	been notified that the application is denied;

(c)	filed a written request for a review of the application in accordance with Section 8.4; and

(d)	been notified in writing that the Employee Benefits Committee has affirmed the denial of the application; provided, however, that an action may be brought after the Company or the Employee Benefits Committee has failed to act on the claim within the time prescribed in Section 8.4, above.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article IX:Amendment and Termination
9.1	Amending the Plan

The Company, by action of the Board of Directors or its duly authorized delegate, may amend this Plan at any time; provided, however, that such amendment shall not adversely affect any rights to amounts that Participants have accrued hereunder as of the date of such amendment, unless such amendment is required under applicable law.

9.2	Plan Termination

The Company may terminate the Plan at any time in whole or in part.
(a)	Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination authorized by the Company shall adversely affect the benefits accrued to date under the Plan or otherwise reduce the then outstanding balances credited to Accounts or otherwise adversely affect the distribution provisions in effect for those Accounts. Termination of the Plan shall not serve to reduce the amount credited to a(n) Account(s) at the time of termination.

(b)	If the Plan is terminated, benefits accrued through the date of Plan termination shall be paid in such manner and at such time as they would have been paid if the Plan had not terminated, except to the extent acceleration of payment of benefits is permitted by Section 409A of the Code and the regulations promulgated thereunder.

The Dresser-Rand Company Non-Qualified Retirement Plan
Article X:Miscellaneous
10.1	Severability

If any of the provisions of this Plan shall be held invalid, the remainder of the Plan shall not be affected thereby. Notwithstanding any provision of the Plan, if any provision of the Plan or an interpretation of any provisions of the Plan shall be inconsistent with the applicable requirements of Code Section 409A and the regulations thereunder, the Plan provision shall be applied in a manner such that the provision shall be read as consistent with Code Section 409A and the regulations thereunder to the extent such application avoids application of Code Section 409A(a)(1) causing the early taxation of the Participant.

10.2	Unsecured Interest

No Participant or Beneficiary shall have any rights with respect to any portion of the Company contributions made on his or her behalf or any benefits under the Plan except as a general, unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make future benefits payments pursuant to the terms of the Plan. Deferred Compensation credited to a Participant’s Account is not held in escrow and is not secured by any specific assets of the Company or in which the Company has an interest. The Company may make such arrangements as it desires to provide for the payment of benefits under the Plan. The Company may, but is not required to, establish a Trust to hold contributions and any earnings from investment of the contributions. In order to satisfy its Plan obligations, the Company may, but is not required to, make, or cause the trustee of the Trust to make, actual investments.

10.3	Payments to the Account Trust

In the event a Trust or Trusts are established by the Company for purposes of this Plan, amounts credited to Participant Accounts under the Plan shall be contributed in like amount by the Company directly to the trustee of the Trust on or about the date as of which such amounts are credited to Participant Accounts. Any Trust or Trusts established by the Company for purposes of this Plan and the taxation of the assets held in any such Trust on behalf of Participants shall be subject to the requirements of Code Section 409A(b) including (i) the transfers of assets for the benefit of covered employees (as defined in Code Section 409A(b)(3)(D)(ii)) when the Company’s defined benefit pension plan is in a restricted period, and (ii) the restriction of assets in connection with a change in the Company’s financial health.

In the event a Trust or Trusts are not established by the Company for purposes of this Plan, amounts shall nevertheless be credited to Participant Accounts as stated in the terms of the Plan.

10.4	Not an Employment Agreement

Nothing contained herein will confer upon any Participant the right to be retained in the

The Dresser-Rand Company Non-Qualified Retirement Plan
service of the Company, nor will it interfere with the right of the Company to discharge with or without cause the Participant at any time.
10.5	No Assignment or Anticipation of Benefits
(a)	No Assignment

Except as provided in the following paragraph, no Participant Account under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process, and any attempt to do so shall be void.

(b)	Domestic Relations Orders

The Employee Benefits Committee shall follow — if, when, and to the extent a Participant is receiving a distribution (or series of distributions) of his or her Account under the Plan — any judgment, decree or order of a state court (including a court approved property settlement agreement) which:
(i)	relates to the provision of child support, alimony payments or marital property rights made pursuant to a state domestic relations law (including a community property law),

(ii)	provides an alternate payee with a right to receive all or a stated portion of one or more subsequent distributions which would otherwise then be payable entirely to the Participant or a Beneficiary under the otherwise applicable provisions of this Plan, and

(iii)	satisfies the requirements of the Company’s administrative procedures for Domestic Relations Orders.
10.6	Taxes

The Company shall be entitled to: (i) deduct from each Participant’s current compensation or from benefits payable under the Plan, any Federal, state or local withholding or other taxes or charges which the employing company is required to deduct under applicable law; and/or (ii) accelerate payment of a Participant’s benefit to pay employment tax to the extent permitted by Treasury Regulation 1.409A-3(j)(4)(vi). If the aggregate amount of a Participant’s current compensation and benefits payable from the Plan is insufficient to meet any then applicable tax withholding obligation and payment of the Participant’s benefit is not accelerated to fund the employment tax liability, the Participant shall have the obligation to pay such withholding taxes in a manner then determined by the Employee Benefits Committee, or in accordance with an administrative policy approved by the Employee Benefits Committee.

10.7	State Law

The provisions of the Plan and all rights created thereunder shall be governed by and construed in accordance with the laws of the State of Texas, to the extent not governed by federal law.

The Dresser-Rand Company Non-Qualified Retirement Plan
10.8	Legal Actions

The Employee Benefits Committee will be a necessary party to any action or proceeding involving the administration of the Plan. No employee, Participant, former Participant or their Beneficiaries, or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process. Any final judgment that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

10.9	Facility of Payment

In the event any benefit under this Plan is payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Employee Benefits Committee may direct payment of such benefit to a duly appointed guardian, committee or other legal representative of such person, or in the absence of a guardian or legal representative, to a custodian for such person under a Uniform Gifts to Minors Act or relative of such person by blood or marriage, for such person’s benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Company and the Plan of any liability to the extent of such payment.

10.10	Unclaimed Benefits

If the Employee Benefits Committee is unable after any benefit becomes due hereunder to authorize payment because the whereabouts of a Participant or Beneficiary cannot be ascertained, the Committee shall send written notice of such benefit to the Participant or Beneficiary at his or her last known mailing address as shown by the records of the Company.

If the Employee Benefits Committee, by making a reasonably diligent effort, cannot locate the Participant or any Beneficiary under Section 7.1, the amount payable to such Participant or Beneficiary shall be forfeited at such time as the Employee Benefits Committee shall determine in a nondiscriminatory manner (but in all events prior to the time such benefit would otherwise escheat under any applicable laws). The forfeiture shall be applied to reduce future Company Match Contributions.

Should the Participant or Beneficiary subsequently make application for benefits, the amount so forfeited shall be paid to the Participant or Beneficiary.

10.11	Appendices

Any Appendix to this Plan, as amended from time to time, is incorporated into, and made a part of, the terms and conditions of this Plan.

10.12	Entire Agreement

The terms of this Plan document and the Participant’s elections supersede any written or verbal agreements, representations, proposals or plans. Further, the terms of the Plan and the elections cannot be amended or changed by any verbal agreement, representation, proposal or other communication. Section 9.1 entitled Amendment and Section 9.2

The Dresser-Rand Company Non-Qualified Retirement Plan
entitled Plan Termination sets forth the sole mechanism for amending or changing the terms of the Plan.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized member of its Employee Benefits Committee this 30 day of December, 2008.

DRESSER-RAND COMPANY EMPLOYEE BENEFITS COMMITTEE

/s/ Elizabeth C. Powers Elizabeth C. Powers
Chairperson of the Employee Benefits Committee

Attested by:
/s/ Mark F. Mai Mark Mai
Corporate Secretary